Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-298954 on Form S-4 of our report dated February 25, 2026 relating to the financial statements of TPG Mortgage Investment Trust, Inc. and the effectiveness of TPG Mortgage Investment Trust, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of TPG Mortgage Investment Trust, Inc. for the year ended December 31, 2025. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
New York, New York
October 2, 2026